AMENDMENT
TO THE
FINISHED PRODUCT SUPPLY AGREEMENT
This Amendment (the “Amendment”) is made and entered into as of August 26, 2005 by and between Janssen Pharmaceutica, NV, a business corporation organized under the Laws of Belgium, having its principal office at B-2340 Beerse, Turnhoutseweg 30, Belgium (hereinafter referred to as “Janssen”) and Barrier Therapeutics, Inc., a Delaware corporation having an address at 600 College Road East, Suite 3200, Princeton, New Jersey 08540 (hereinafter referred to as “Barrier”).
WHEREAS, Janssen and Barrier are parties to that certain Finished Product Supply Agreement dated July 14, 2004 (the “Original Agreement”); and
WHEREAS, Janssen and Barrier desire to make certain amendments to the Original Agreement pursuant to the terms of this Amendment.
NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:
1. The Original Agreement is hereby amended as follows:
1.1.	Section 3.2 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“The Price ex-works for the Finished Product shall be: tube of 60 gram: € 1.00 (one Euro) per unit.”

1.2.	Section 4.1 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“BARRIER commits to purchase a total of 1,000,000 (one million) 60 gram tubes prior to June 30, 2008.

In case this Agreement is terminated for whatever reason except breach of contract by JANSSEN but including without limitation termination under Article 10.3 below, and BARRIER has not yet purchased and paid a minimum of 1,000,000 (one million) 60 gram tubes on the effective date of termination, BARRIER shall pay to JANSSEN a penalty equal to of 0.50 Euro (one half Euro) multiplied by the number of 60 gram tubes that BARRIER has failed to buy and pay compared to the 1,000,000 (one million) 60 gram tubes minimum.”

1.3.	Section 10.3 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“JANSSEN shall be entitled, but not obligated, to terminate this Agreement at any time, by way of written notice if, after June 30, 2008, BARRIER has not yet bought and paid a total of 1,000,000 (1 million) 60 gram tubes of Finished Product”

1.4.	The references to “30 gram tubes” in each of Sections 9.1 and on Exhibit I are hereby amended to read as “60 gram tubes.”

1.5.	Section 4.4 of the Original Agreement is hereby deleted and replaced in its entirety with the following:

“The following minimum quantities of the Finished Product to be ordered with each order shall apply: 45,000 (forty-five thousand) 60 gram tubes or a multiple thereof.”
2. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Original Agreement.
3. Except as expressly amended herein, all terms and conditions of the Original Agreement shall remain in full force and effect.
4. This Amendment shall in all respects, be subject to substantive Belgian law except that the Parties explicitly waive the application of the law of July 27, 1961 (as amended).
5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. This Amendment may be executed by facsimile signature which shall have the same force and effect as the original signatures.
[ Signatures to Follow ]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first set forth above.

JANSSEN PHARMACEUTICA, NV

By:	RENE HEX
Name: Rene Hex
Title: CFO & Vice President Finance

BARRIER THERAPEUTICS, INC.

By:	AL ALTOMARI
Name: Al Altomari
Title: Chief Commercial Officer

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